Exhibit 7(a)

EXECUTION FINAL

STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT, dated as of February 10, 2015 (this “Agreement”), is made by and among Lions Gate Entertainment Corp., a British Columbia corporation (“LGF”), LG Leopard Canada LP, a Canadian limited partnership and indirect wholly-owned subsidiary of LGF (“Purchaser”), and the stockholders listed on Schedule 1 (each a “Stockholder” and collectively the “Stockholders”).

R E C I T A L S:

WHEREAS, as of the date of this Agreement, each Stockholder owns, and at all times prior to the Closing will own, the number of shares of Series A common stock, par value $0.01 per share (the “Starz Series A Common Stock”), of Starz, a Delaware corporation (“Starz”), and the number of shares of Series B common stock, par value $0.01 per share (the “Starz Series B Common Stock” and together with the Starz Series A Common Stock, the “Starz Common Stock”), of Starz set forth opposite the name of such Stockholder on Schedule 1, representing in the aggregate as of the date hereof approximately 14.5% of the total voting power of the issued and outstanding shares of Starz Common Stock;

WHEREAS, Stockholder wishes to transfer the Starz Exchange Shares (as defined below) to Purchaser in exchange for the LGF Exchange Shares (as defined below), and Purchaser wishes to acquire the Starz Exchange Shares from the Stockholders in exchange for the issuance of the LGF Exchange Shares to the Stockholders, on the terms and conditions set forth in this Agreement (the “Exchange”); and

WHEREAS, in connection with the Closing, and as a condition to the willingness of the Stockholders to enter into this Agreement, Purchaser will grant an Irrevocable Proxy to each Stockholder substantially in the form attached hereto as Exhibit A (the “Irrevocable Proxy”).

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

Exchange of Shares

Section 1.1 Exchange. Subject to the terms and conditions hereof, at the Closing:

(a) Each Stockholder shall convey, transfer and deliver to Purchaser, free and clear of any liens, pledges, charges and security interests and similar encumbrances (“Liens”) (other than the Irrevocable Proxy or transfer restrictions imposed by applicable securities laws), (i) the shares of Starz Series A Common Stock (the “Starz Series A Exchange Shares”) and the shares of Starz Series B Common Stock (the “Starz Series B Exchange Shares” and together with the Starz Series A Exchange Shares, the “Starz Exchange Shares”), listed opposite such Stockholder’s name on Schedule 1; provided, however, that if, at the Closing, the Starz Exchange Shares represent greater than 14.9% of the total voting power of the issued and outstanding shares of Starz Common Stock, the specific number of such shares to be conveyed by each Stockholder pursuant to this Agreement shall automatically be reduced in such proportion as determined by the Stockholders such that, at the Closing, the Starz Exchange Shares will represent 14.9% of the total voting power of the issued and outstanding shares of Starz Common Stock; and

(b) Purchaser shall convey, transfer and deliver to each Stockholder, free and clear of any Liens (other than transfer restrictions imposed by applicable securities laws), a number of shares of common stock, no par value per share (the “LGF Common Stock”), of LGF equal to the sum of (1) the number of Starz Series A Exchange Shares conveyed by such Stockholder pursuant to Section 1.1(a) and (2) 1.1, multiplied by the number of Starz Series B Exchange Shares conveyed by such Stockholder pursuant to Section 1.1(a) (the “LGF Exchange Shares”).

Section 1.2 Closing.

(a) The closing of the Exchange (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m. (Eastern time) on the third (3rd) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article 4 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing among the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) At the Closing:

(i) Each Stockholder shall deliver, or cause to be delivered, to Purchaser (1) either one or more original share certificate(s), duly endorsed or with stock powers duly executed in favor of Purchaser, and with any required stock transfer stamps affixed thereto or evidence of book entry delivery, representing all of Starz Exchange Shares; (2) the certificate required by Section 4.2(b); (3) a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in U.S. Treasury Regulations Section 1.1445-2(b)(2)(iv)(A) or (B), as applicable; and (4) all other certificates, instruments and documents executed and delivered by the Stockholder as are either necessary or as Purchaser may reasonably request in order to effectively transfer ownership and control of such Stockholder’s Starz Exchange Shares to Purchaser.

(ii) Purchaser shall deliver, or cause to be delivered, (1) to each Stockholder either one or more original share certificates issued to and registered in the name of such Stockholder and with any required stock transfer stamps affixed thereto or evidence of book entry delivery evidencing the issuance of, the number of LGF Exchange Shares to be conveyed to such Stockholder pursuant to Section 1.1(b); (2) to each Stockholder the certificate required by Section 4.3(b) and (3) to each Stockholder an Irrevocable Proxy with respect to the Starz Exchange Shares transferred by such Stockholder, duly executed by Purchaser.

Section 1.3 Further Assurances. If, at any time before or after the Closing, one of the Parties reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Exchange or to carry out the purposes and intent of this Agreement and the Irrevocable Proxy at or after the Closing, then LGF, Purchaser, each Stockholder and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Exchange and to carry out the purposes and intent of this Agreement and the Irrevocable Proxy.

Section 1.4 Adjustments. Wherever in this Agreement there is a reference to a specific number of Starz Exchange Shares or LGF Exchange Shares, then, upon the occurrence of any subdivision, combination or share dividend of Starz Exchange Shares or LGF Exchange Shares, the specific number of such shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

Section 1.5 Tax. Each Party will have the right to deduct and withhold from any payment made pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under any applicable tax Law. To the extent any amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 2

Representations and Warranties

Section 2.1 Representations and Warranties of Each Party. Except as otherwise specified below, each of the Parties represents and warrants to the other Parties, severally and not jointly and severally, solely with respect to itself, as follows:

(a) Due Organization and Good Standing. It is duly incorporated or organized, validly existing and in good standing (to the extent that its jurisdiction of organization recognizes the concept of good standing) under the laws of its jurisdiction of incorporation or organization.

(b) Authority. It has all necessary power and authority to execute and deliver this Agreement and, as applicable, the Irrevocable Proxy and to perform its obligations hereunder and, as applicable, thereunder. The execution and delivery of this Agreement and, as applicable, the Irrevocable Proxy by it has been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize this Agreement or, as applicable, the Irrevocable Proxy. This Agreement and, as applicable, the Irrevocable Proxy has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties to this Agreement, constitutes a legal, valid and binding obligation of it, enforceable against such Party in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Other than the Irrevocable Proxy, it has not granted nor is it a party to any proxy, voting trust or other agreement that is inconsistent with, conflicts with or violates any provision of this Agreement or, as applicable, the Irrevocable Proxy.

(c) Governmental Approval. The execution and delivery by it of this Agreement and, as applicable, the Irrevocable Proxy and the performance of its obligations hereunder and, as applicable, thereunder require no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (the “HSR Act”), (ii) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable securities Laws and (iii) any actions or filings under Laws (other than Competition Laws) the absence of which would not reasonably be expected, individually or in the aggregate, to materially and adversely affect its ability to timely perform its obligations and consummate the transactions contemplated hereunder or thereunder.

(d) Finders’ Fees. Except for the fee payable by the Stockholders or their Affiliates to Kern Consulting, LLC, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of it who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or the Irrevocable Proxy from Stockholder or any of its Affiliates (in the case of Purchaser and LGF) or Purchaser, LGF or any of their respective Affiliates (in the case of Stockholder).

(e) Non-Contravention. The execution, delivery and performance by it of this Agreement and, as applicable, the Irrevocable Proxy do not (i) violate any applicable Law, (ii) conflict with or constitute a default, breach or violation of (with or without notice or lapse of time, or both) the terms, conditions or provisions of, or result in the acceleration of (or the creation in any person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any contract, agreement or instrument to which it is subject, which would prevent it from performing any of its obligations hereunder or thereunder or (iii) require any consent by or approval of or notice to any other person or entity (other than a Governmental Authority) except where the failure to obtain such consent or approval or make such notice would not have a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby or by the Irrevocable Proxy.

(f) Investment Intent. It is acquiring the LGF Exchange Shares or the Starz Exchange Shares, as applicable, for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. It has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment and is capable of bearing the economic risks of such investment. It further acknowledges that none of Stockholder or any of its Affiliates or representatives (in the case of Purchaser and LGF) or Purchaser, LGF or any of their respective Affiliates or representatives (in the case of Stockholder) has rendered any investment advice or securities valuation advice to it, and that it is neither subscribing for nor acquiring any interest in reliance upon, or with the expectation of, any such advice. Stockholder acknowledges that the LGF Exchange Shares have not been registered under the Securities Act or any state or foreign securities Laws, and agrees that the LGF Exchange Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable. Each Stockholder represents that it is an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act).

(g) No Other Representations and Warranties. It acknowledges and agrees that no other Party nor any other Party’s agents or representatives makes or has made (i) any express or implied representation or warranty on behalf of such other Party other than those expressly set forth in this Article 2 or (ii) any representations or warranties with respect to any financial projections, financial forecasts or forward-looking information provided to it.

Section 2.2 Additional Representations and Warranties of Stockholder. Each Stockholder represents and warrants to Purchaser as follows:

(a) Title to Starz Common Stock. As of the date of this Agreement, such Stockholder is the sole and exclusive record owner of the Starz Series A Common Stock set forth opposite such Stockholder’s name on Schedule 1 and the Starz Series B Common Stock set forth opposite such Stockholder’s name on Schedule 1, free and clear of any Liens (other than transfer restrictions imposed by applicable securities laws). Upon the delivery by such Stockholder at Closing of the Starz Exchange Shares in the manner provided in Section 1.2, Purchaser will hold good and valid title to such Starz Exchange Shares, free and clear of all Liens (other than the Irrevocable Proxy or transfer restrictions imposed by applicable securities laws).

(b) No Interest in LGF. As of the date of this Agreement, Stockholder does not own, and at all times prior to the Closing will not own, any shares of LGF Common Stock or other share capital of, or other voting or equity interests in, LGF.

Section 2.3 Additional Representations and Warranties of LGF and Purchaser. LGF and Purchaser, jointly and severally, represent and warrant to each Stockholder as follows:

(a) Purchaser. LGF directly owns all of the outstanding shares of Purchaser.

(b) LGF Exchange Shares. The LGF Exchange Shares to be issued to each Stockholder at the Closing will be duly authorized and validly issued to the appropriate Stockholder in accordance with the terms of LGF’s organizational documents as they are in effect as of the Closing Date.

(c) Title. Upon the delivery to each Stockholder by Purchaser at Closing of the LGF Exchange Shares in the manner provided in Section 1.2, each Stockholder will hold good and valid title to such LGF Exchange Shares, free and clear of all Liens (other than transfer restrictions imposed by applicable securities laws).

ARTICLE 3

Certain Covenants

Section 3.1 Confidentiality. Except as required by applicable Law, prior to and following the Closing, no Party shall make, or permit any of its agents, representatives or advisors to make, any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of each other Party.

Section 3.2 Board of Directors. Effective upon the Closing, LGF shall take all necessary action to cause a person that is designated by the Stockholders (the “Designate”) to be appointed to the Board of Directors of LGF. The Stockholders hereby designate John C. Malone as the Designate and agree that the Designate cannot change. With respect to each annual meeting of LGF’s stockholders that occurs prior to the earlier of (x) the date that is two (2) years from the Closing and (y) such time as both (i) the Stockholders no longer collectively hold at least 75% of the LGF Exchange Shares and (ii) John C. Malone and his Affiliates no longer hold at least 2.7% of the outstanding LGF Common Stock, LGF shall, subject to the approval requirement in the preceding sentence, nominate the Designate to be elected to the Board of Directors at such annual meeting and use its reasonable best efforts to obtain the election of the Designate at such annual meeting.

Section 3.3 Reasonable Best Efforts.

(a) Governmental and Third Party Approvals. Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange and the other transactions contemplated hereby, including (i) preparing and filing as soon as practicable after the date hereof all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party, including filings pursuant to the HSR Act or as required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters, (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party; provided, however, that no consent of any third party (excluding Government Authorities) shall be a condition to the closing of the transactions contemplated by this Agreement pursuant to Article IV, and (iii) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. Each of the Parties shall submit any notifications required pursuant to the HSR Act no later than 10 Business Days following the date of this Agreement. Each of the Parties hereto shall furnish to the other Parties such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. In addition, each of the Parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such Party with any third party or any other information supplied by such Party to a third party in connection with this Agreement and the transactions contemplated by this Agreement.

(b) Notification. Each of the Parties shall keep the others reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby. In that regard, each Party shall without limitation use its reasonable best efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the Exchange or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the Exchange or any of the other transactions contemplated by this Agreement, (iii) to the extent reasonably practical, not participate in any meeting or teleconference with (A) any Governmental Authority with respect to the Exchange or any of the other transactions contemplated by this Agreement and (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the Exchange or any of the other transactions contemplated by this Agreement, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the other Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party.

(c) No Divestitures. In furtherance of the covenants set forth in Section 3.3(a), if any objections are asserted with respect to the transactions contemplated hereby under any domestic or foreign antitrust or competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice, Competition Bureau (Canada) or any other applicable Governmental Authority challenging any of the transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, the Parties shall take all reasonable actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the transactions contemplated hereby to close as soon as reasonably practicable, provided, however, nothing in this Agreement shall obligate any Party to become subject to, consent to or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including that of their Affiliates) in any manner.

Section 3.4 Certain Litigation. The Parties shall promptly advise each other of any Action or stockholder litigation commenced after the date hereof against such party or any of its directors relating to this Agreement, the Exchange, the Irrevocable Proxy and the transactions contemplated hereby and thereby and shall keep the other Parties reasonably informed regarding any such Action or stockholder litigation. The Stockholders shall give LGF the opportunity to consult with Stockholders regarding the defense or settlement of any such Action or stockholder litigation and shall consider LGF’s views with respect to such Action or stockholder litigation and shall not settle any such Action or stockholder litigation without the prior written consent of

LGF (such consent not to be unreasonably withheld, conditioned or delayed); provided that the prior written consent of LGF shall not be required for any settlement that solely involves monetary liability on behalf of the Stockholders or its directors or trustees.

Section 3.5 No Transfers. Until the date that is the earlier of (x) two (2) years from the Closing, and (y) such time as LGF and its Affiliates no longer hold at least 75% of the Starz Exchange Shares (except to the extent resulting from a Transfer that is entered into in order for LGF and/or its Affiliates to maintain ownership of less than 15% of the total voting power of the issued and outstanding shares of Starz Common Stock), no Stockholder shall Transfer (other than a Permitted Transfer that complies with Section 3.7) any LGF Exchange Shares without the prior written consent of LGF.

Section 3.6 Right of First Offer.

(a) Right of First Offer. At any time prior to a Change of Control, and subject to the terms and conditions specified in this Section 3.6, if (i) Purchaser proposes to initiate a Transfer to a Third Party of all or any portion of the Starz Exchange Shares owned by the Purchaser or (ii) any Stockholder proposes to initiate a Transfer to a Third Party of all or any portion of the LGF Exchange Shares owned by such Stockholder (such transferring party, the “Proposed Transferor” and such shares, the “Offered Shares”), the Transferor shall first make an offering of the Offered Shares to the Stockholders (if the Transferor is Purchaser) or Purchaser (if the Proposed Transferor is a Stockholder) (such offeree party or parties, the “Offeree(s)”) in accordance with the following provisions of this Section 3.6 prior to Transferring such Offered Shares to a Third Party (other than Transfers that are permitted by Section 3.6(g)).

(b) Offer Notice.

(i) The Transferor shall give written notice (the “Offer Notice”) to the Offeree(s) stating that it proposes to initiate a Transfer to a Third Party, and specifying: (w) the number of Offered Shares proposed to be Transferred in the Proposed Transfer; and (x) a proposed per share purchase price (the “ROFO Price”) that the Offeree(s) may purchase the Offered Stock from such Transferor.

(ii) The Offer Notice shall constitute the Transferor’s offer to Transfer the Offered Shares to the Offeree(s), which offer shall be irrevocable until the end of the ROFO Notice Period.

(iii) By delivering the Offer Notice, the Transferor represents and warrants to the Offeree(s) that, as of the closing of the Transfer (following receipt of all required actions by or in respect of, or filing with, any Governmental Authority and other customary closing conditions): (x) the Transferor has full right, title and interest in and to the Offered Shares; (y) the Transferor has all the necessary power and authority and has taken all necessary action to sell such Offered Shares as contemplated by this Section 3.6; and (z) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of the Irrevocable Proxy, this Agreement or transfer restrictions imposed by applicable securities laws.

(c) Exercise of Right of First Offer. Upon receipt of the Offer Notice, each Offeree (each, a “Purchasing Offeree”) shall have 10 Business Days (the “ROFO Notice Period”) to elect to purchase all (but not less than all) of the Offered Shares by delivering a written notice (a “ROFO Offer Notice”) to the Transferor stating that it elects to purchase such Offered Shares at the ROFO Price, payable in cash at closing. Any ROFO Offer Notice shall be binding upon delivery and irrevocable by the applicable Offeree. If more than one Stockholder delivers a ROFO Offer Notice, each such Stockholder shall be allocated its Pro Rata Portion of the Offered Shares, unless otherwise agreed by such Stockholders.

(d) Consummation of Sale. If no Offeree delivers a ROFO Offer Notice in accordance with Section 3.6(c), the Transferor may, during the 180 day period immediately following the expiration of the ROFO Notice Period (which period may be extended for a reasonable time not to exceed 180 days to the extent reasonably necessary to obtain any Government Approvals) (the “Waived ROFO Transfer Period”), Transfer all of the Offered Shares to a Third Party at a price no lower than the ROFO Price. If the Transferor does not Transfer the Offered Shares within such period or, if such Transfer is not consummated within the Waived ROFO Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to a Third Party unless the Transferor sends a new Offer Notice in accordance with, and otherwise complies with, this Section 3.6.

(e) Cooperation. Each Purchasing Offeree shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 3.6 including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(f) Closing. At the closing of any sale and purchase pursuant to this Section 3.6, the Transferor shall deliver to the Purchasing Offeree(s) either a certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers with signatures guaranteed and all necessary stock transfer taxes paid and stamps affixed, if necessary or evidence of book entry delivery, against receipt of the purchase price therefore from such Purchasing Offeree(s) by certified or official bank check or by wire transfer of immediately available funds.

(g) No Other Transfers. Prior to the occurrence of any Change of Control, Purchaser shall not Transfer any Starz Exchange Shares, and the Stockholders shall not Transfer any LGF Exchange Shares, unless it has first complied with the provisions of this Section 3.6. Notwithstanding the foregoing, the Parties shall be permitted to make Permitted Transfers, subject to the requirements of Section 3.7.

(h) Change in Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Starz representing fifty percent (50%) or more of the total voting power represented by Starz’s then outstanding voting securities;

(ii) the consummation of the sale or disposition by Starz of all or substantially all of Starz’s assets;

(iii) the consummation of a merger or consolidation of Starz with any other entity, other than a merger or consolidation which would result in the voting securities of Starz outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty five percent (65%) of the total voting power represented by the voting securities of Starz or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv) at any time within any consecutive two (2) year period, individuals who, as of the first day of such two (2) year period, constitute the Board of Directors of Starz cease for any reason to constitute at least a majority of the Board of Directors of Starz.

Section 3.7 Permitted Transfers. No Permitted Transfer shall be made without (i) the delivery to the Parties (who shall be third party beneficiaries thereof) of an agreement in writing by the transferee to be bound by the provisions of this Agreement to the same extent as the Purchaser (in the case of a Permitted Transfer by Purchaser) or a Stockholder (in the case of a Permitted Transfer by a Stockholder), and (ii) compliance with all applicable securities laws.

ARTICLE 4

Conditions Precedent

Section 4.1 Conditions to Obligations of Purchaser and Stockholder. The obligations of LGF, Purchaser and each Stockholder to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions (except to the extent waived in writing by LGF, Purchaser and each Stockholder):

(a) No Injunction, Etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, and no judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining LGF, Purchaser or any Stockholder from consummating the Closing shall have been entered.

(b) HSR Act. All waiting periods applicable to consummation of the Exchange under the HSR Act shall have expired or been terminated.

(c) Takeover Defenses. Starz shall not have adopted any shareholder rights plan or other anti-takeover provisions which would materially and adversely affect any Stockholder, LGF or Purchaser’s ability to perform its obligations and consummate the transactions contemplated hereunder or to acquire any share capital of, or other voting or equity interests in, Starz.

Section 4.2 Conditions to Obligations of LGF and Purchaser. The obligation of LGF and Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions (except to the extent waived in writing by LGF and Purchaser):

(a) Stockholder Representations and Warranties; Covenants. The representations and warranties of each Stockholder contained in Article 2 shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct in all material respects as of such date). Each Stockholder shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Stockholder at or prior to the Closing.

(b) Stockholder Certificate. Each Stockholder shall have delivered to Purchaser a certificate, dated as of the Closing Date, signed by such Stockholder certifying that the conditions set forth in Section 4.2(a) above are satisfied.

(c) Other Closing Deliverables. Each Stockholder shall have delivered or shall have caused to be delivered to Purchaser the closing deliverables contemplated by Section 1.2(b)(i).

Section 4.3 Conditions to Obligations of Stockholder. The obligation of each Stockholder to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions (except to the extent waived in writing by such Stockholder):

(a) LGF and Purchaser Representations and Warranties; Covenants. The representations and warranties of LGF and Purchaser contained in Article 2 shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of such time (except for representations that are as of a specific date which representations shall be true and correct in all material respects as of such date). LGF and Purchaser shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by LGF and Purchaser at or prior to the Closing.

(b) Officer Certificate. Purchaser shall have delivered to Stockholder a certificate, dated as of the Closing Date, signed by a duly authorized officer of Purchaser certifying that the conditions set forth in Section 4.3(a) are satisfied.

(c) Other Closing Deliverables. Purchaser shall have delivered to Stockholder the closing deliverables contemplated by Section 1.2(b)(ii).

ARTICLE 5

Termination

Section 5.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the written agreement of Purchaser and each Stockholder;

(b) by Purchaser by written notice to the Stockholders, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Stockholder set forth in this Agreement shall have occurred that would cause the condition set forth in Section 4.2(a) not to be satisfied and such breach is uncurable or has not been cured within ten (10) days following written notice thereof to the Stockholders;

(c) by any Stockholder by written notice to Purchaser, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser or LGF set forth in this Agreement shall have occurred that would cause the condition set forth in Section 4.3(a) not to be satisfied and such breach is uncurable or has not been cured within ten (10) days following written notice thereof to Purchaser;

(d) by either Purchaser or any Stockholder if (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction enjoining the Parties from consummating the Closing is entered and such judgment, injunction, order or decree shall have become final and nonappealable; or

(e) by either Purchaser or Stockholder if the Closing shall not have occurred by April 30, 2015; provided, however, that if the Closing shall not have occurred by such date solely because the conditions set forth in Section 4.1(b) have not been satisfied by such date, either the Company or Parent may extend such date until June 30, 2015 by written notice to the other (such date, as may be so extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 5.1(e) or extend the Outside Date shall not be available to any Party if the failure of the Closing to occur by the Outside Date shall have been caused by, or resulted from, the failure of such Party to perform or observe the covenants and agreements of such Party set forth in this Agreement or a breach of such Party’s representations and warranties set forth in this Agreement.

Section 5.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no effect without liability of any Party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to the other Parties, provided that no such termination (nor any provision of this Agreement) shall relieve any Party from liability for any damages for fraud or for intentional breach of any covenant or agreement hereunder. The provisions of this Section 5.2, Section 3.1, Article 6 and Article 7 shall survive any termination hereof pursuant to Section 5.1.

ARTICLE 6

Definitions

Section 6.1 Certain Terms. The following terms have the meanings given to them below:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, except as otherwise specified in this Agreement, none of Starz, Liberty Media Corporation, Liberty Interactive Corporation, Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation or any of their respective Affiliates will be treated as Affiliates of any Stockholder or any Affiliate of any Stockholder for any purpose hereunder; and provided, further, that none of MHR Institutional Advisors II LLC, MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHRC II LLC, MHR Fund Management LLC, MHR Holdings LLC, Mark H. Rachesky, M.D. or any of their respective Affiliates will be treated as Affiliates of LGF or Purchaser or any of their Subsidiaries or any of their respective Affiliates for any purpose hereunder. In the case of Stockholder, Stockholder’s Affiliates shall include members of Stockholder’s immediate family.

“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

“Competition Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Laws” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Authority.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Permitted Transfers” means a Transfer to an Affiliate or, with respect to a trust, a named beneficiary.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Third Party” means, with respect to Purchaser, any Person who is not an Affiliate of such Purchaser.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Starz Exchange Shares or LGF Exchange Shares, as applicable, owned by a Person or any interest (including but not limited to a beneficial interest) in any Starz Exchange Shares or LGF Exchange Shares, as applicable, owned by a Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

Section 6.2 Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “Party” or “Parties” shall refer to parties to this Agreement. The headings of Articles and Sections in this Agreement and the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive and (ii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference in this Agreement to Dollars or $ shall mean U.S. dollars. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

ARTICLE 7

Miscellaneous

Section 7.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

if to a Stockholder: at the address of such Stockholder set forth on Schedule 1 with a copy to (which shall not constitute notice):

Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Facsimile:	303 298-0940
Attention:	Steven D. Miller

if to LGF or Purchaser:

Lions Gate Entertainment Corp.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Facsimile: 310-496-1359
Attention: General Counsel
with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Facsimile:	212 403-2000
Attention:	David E. Shapiro
Gordon S. Moodie

Section 7.2 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

Section 7.3 Amendment. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.4 Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 7.5 Expenses. Purchaser shall pay (i) up to $200,000 of reasonable out-of-pocket costs and expenses incurred by the Stockholders, including the reasonable fees, charges and disbursements of counsel for the Stockholders in connection with the preparation, negotiation, execution and delivery of this Agreement and the Irrevocable Proxy and (ii) any required filing fee in connection with the filings described in Section 3.3(a)(i). Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, the Irrevocable Proxy and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the party incurring such cost or expense.

Section 7.6 Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of New York without regard to its rules of conflict of laws.

Section 7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns; provided that this Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other Parties.

Section 7.8 Entire Agreement. This Agreement (including the Irrevocable Proxy and the other documents and the instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement or the Irrevocable Proxy other than as set forth in this Agreement or the Irrevocable Proxy.

Section 7.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 7.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties hereto without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 7.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 7.16, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.12 Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 7.13 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 7.15 Consent to Jurisdiction. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the Supreme Court of the State of New York (or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of New York) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

LIONS GATE ENTERTAINMENT CORP.

By:	/S/ Wayne Levin
	Name:	Wayne Levin
	Title:	Chief Strategic Officer and General Counsel

LG LEOPARD CANADA LP

By:	/S/ Wayne Levin
	Name:	Wayne Levin
	Title:	Authorized Officer

[Signature Page to Stock Exchange Agreement]

MALONE FAMILY LAND PRESERVATION FOUNDATION

By:	/s/ John C. Malone
	Name:	John C. Malone
	Title:	Vice President

MALONE FAMILY FOUNDATION

By:	/s/ John C. Malone
	Name:	John C. Malone
	Title:	President

THE JOHN C. MALONE JUNE 2003 CHARITABLE REMAINDER UNITRUST

By:	/s/ John C. Malone
	Name:	John C. Malone
	Title:	Trustee

MALONE STARZ 2015 CHARITABLE REMAINDER UNITRUST

By:	/s/ John C. Malone
	Name:	John C. Malone
	Title:	Trustee

[Signature Page to Stock Exchange Agreement]

Schedule 1

Stockholder	Starz Series A Common Stock	Starz Series B Common Stock

Malone Family Land Preservation Foundation	250,000
12300 Liberty Blvd., 2nd Floor
Englewood, CO 80112

Malone Family Foundation	306,500
12300 Liberty Blvd., 2nd Floor
Englewood, CO 80112

The John C. Malone June 2003 Charitable Remainder Unitrust		490,597
12300 Liberty Blvd., 2nd Floor
Englewood, CO 80112

Malone Starz 2015 Charitable Remainder Unitrust	1,561,538	2,100,000
12300 Liberty Blvd., 2nd Floor
Englewood, CO 80112

Schedule 1